As filed with the Securities and Exchange Commission on January 24, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRST NATIONAL COMMUNITY BANCORP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania (State or Other Jurisdiction of Incorporation or Organization)	23-2900790 (I.R.S. Employer Identification No.)

102 E. Drinker St., Dunmore, PA (Address of Principal Executive Offices)	18512 (Zip Code)

2013 First National Community Bancorp, Inc.

Long-Term Incentive Compensation Plan

(Full Title of the Plan)

Mary Griffin Cummings, Esquire

General Counsel

First National Community Bancorp, Inc.

102 E. Drinker St.

Dunmore, PA 18512

(Name and Address of Agent for Service)

(570) 346-7667

(Telephone Number, Including Area Code, of Agent for Service)

Copy of all communications to:

Stephen T. Burdumy, Esq.

Elizabeth A. Diffley, Esq.

Drinker Biddle & Reath LLP

One Logan Square, Suite 2000

Philadelphia, Pennsylvania 19103

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, $1.25 par value	1,200,000 Shares	(2)	$7.75	$9,300,000	$1,197.84

(1)	Estimated pursuant to Rule 457(c) and (h) solely for the purpose of calculating the registration fee, based upon the average of the high and low sales prices of shares of Common Stock on January 16, 2014, with respect to the 1,200,000 shares of Common Stock issuable under the plan.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers such additional shares and associated stock purchase rights as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without the receipt of consideration.

EXPLANATORY NOTE

This Registration Statement registers under the Securities Act of 1933, as amended (the “Securities Act”), shares of Common Stock of First National Community Bancorp, Inc. (the “Registrant”) to be issued pursuant to the 2013 First National Community Bancorp, Inc. Long-Term Incentive Compensation Plan (the “Plan”).

The prospectus documents containing the information specified in Part I of Form S-8 need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act, but will be sent or given to employees (as such term is defined under Form S-8) as specified by Rule 428(b)(1) under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II below, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are incorporated by reference in this Registration Statement and made a part hereof, except information furnished under Items 2.02 or 7.01 of Form 8-K, which is neither deemed filed nor incorporated by reference herein:

1. The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012;

2. The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013;

3. The Registrant’s Current Reports on Form 8-K, dated August 16, 2013, September 11, 2013, October 7, 2013, November 27, 2013, and December 27, 2013; and

4. The description of the Registrant’s Common Stock, par value $1.25 per share, contained in the Registrant’s Registration Statement on Form S-4, filed with the SEC on March 28, 1997 and effective on April 17, 1997, including all amendments and reports filed for the purpose of updating that description.

All documents and reports filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified shall not be deemed to constitute a part of the Registration Statement except as so modified and any statement so superseded shall not be deemed to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”), contains provisions relating to the indemnification of persons by a Pennsylvania business corporation, including directors and officers of the corporation.

Sections 1741 and 1742 of the PBCL provide that a business corporation may indemnify directors and officers against liabilities and expenses they may incur as such provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In general, a business corporation’s power to indemnify under these sections does not exist in the case of actions against a director or officer by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless and only to the extent it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses. Section 1743 of the PBCL provides that a business corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities to the extent they are successful on the merits or otherwise in the defense of such actions.

Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by a business corporation only as authorized in the specific case upon a determination that indemnification of a director or officer is proper because the director or officer met the applicable standard of conduct, and such determination must be made: (i) by the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding; (ii) if a quorum is not obtainable or if obtainable and a majority of disinterested directors so directs, by independent legal counsel; or (iii) by the shareholders.

Section 1745 provides that expenses incurred by a director or officer in defending any action or proceeding referred to in Subchapter D of Chapter 17 of the PBCL may be paid by a business corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation.

Section 1746 grants a business corporation broad authority to indemnify its directors and officers for liabilities and expenses incurred in such capacity, except in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Section 1747 permits a business corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a representative of another corporation or other enterprise, against any liability asserted against such person and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Subchapter D of Chapter 17 of the PBCL.

Section 1748 applies the indemnification and advancement of expenses provisions contained in Subchapter D of Chapter 17 of the PBCL to successor corporations resulting from consolidation, merger or division.

Section 1750 provides that the indemnification and advancement of expenses pursuant to Subchapter D of Chapter 17 of the PBCL will, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer of the corporation and shall inure to the benefit of the heirs and personal representative of that person.

Article 6, Section 6.01, of the Registrant’s By-Laws requires the Registrant to indemnify each present and former director and officer who was or is a party to or witness in, or is threatened to be made a party to or a witness in, any threatened, pending or completed action, suit or proceeding, including actions by or in the right of the Registrant, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving while a director or officer of the Registrant at the request of the Registrant as a director, officer, employee, agent, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding unless the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted self-dealing, willful misconduct or recklessness, subject to any limitations prescribed by state or federal law, rule or regulation or interpretations thereof.

Section 6.02 of the By-Laws requires the Registrant to pay in advance of the final disposition, expenses incurred by an officer or director in connection with participating in a civil or criminal action, suit or proceeding. Section 6.03 provides that the indemnification and advancement of expenses provided in the Registrant’s By-Laws is not exclusive of any other rights to which directors and officers may be entitled under the Registrant’s Articles of Incorporation, any insurance or other agreement, vote of shareholders or directors or otherwise. Section 6.04 permits the Registrant to purchase and maintain directors’ and officers’ liability insurance. The Registrant maintains this insurance.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

Exhibit No.	Description of Exhibit

4.1	2013 First National Community Bancorp, Inc. Long-Term Incentive Compensation Plan (incorporated by reference to Exhibit A to the Registrant’s definitive proxy statement filed with the Commission on November 22, 2013 on Schedule 14A).

4.2	Form of Restricted Stock Agreement.

4.3	Form of Stock Option Agreement.

5	Opinion of Drinker Biddle & Reath LLP.

23.1	Consent of Drinker Biddle & Reath LLP (included as part of Exhibit 5 hereto).

23.2	Consent of McGladrey LLP.

24	Power of Attorney (included as part of the signature page hereto).

Item 9.  Undertakings.

The undersigned Registrant hereby undertakes:

1.     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

2.     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Conshohocken, Commonwealth of Pennsylvania on this 24th day of January, 2014.

FIRST NATIONAL COMMUNITY BANCORP, INC.

By:	/s/ Steven R. Tokach
Steven R. Tokach
President, Chief Executive Officer and Director

Each person whose signature appears below constitutes and appoints Steven R. Tokach, Mary Griffin Cummings and James M. Bone, Jr., and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven R. Tokach	President, Chief Executive Officer	January 24, 2014
Steven R. Tokach	and Director (Principal Executive
Officer)

/s/ James M. Bone, Jr.	Executive Vice President and Chief	January 24, 2014
James M. Bone, Jr., CPA	Financial Officer (Principal Financial
Officer)

/s/ Stephanie A. Westington	Senior Vice President and Controller	January 24, 2014
Stephanie A. Westington, CPA	(Principal Accounting Officer)

/s/ Michael J. Cestone, Jr.	Director	January 24, 2014
Michael J. Cestone., Jr.

/s/ Joseph Coccia	Director	January 24, 2014
Joseph Coccia

/s/ Dominick L. DeNaples	Director	January 24, 2014
Dominick L. DeNaples

/s/ Louis A. DeNaples, Jr.	Director	January 24, 2014
Louis A. DeNaples, Jr.

/s/ Joseph J. Gentile	Director	January 24, 2014
Joseph J. Gentile

/s/ Thomas J. Melone	Director	January 24, 2014
Thomas J. Melone

/s/ John P. Moses	Director	January 24, 2014
John P. Moses

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1	2013 First National Community Bancorp, Inc. Long-Term Incentive Compensation Plan (incorporated by reference to Exhibit A to the Registrant’s definitive proxy statement filed with the Commission on November 22, 2013 on Schedule 14A).

4.2	Form of Restricted Stock Agreement.

4.3	Form of Stock Option Agreement.

5	Opinion of Drinker Biddle & Reath LLP.

23.1	Consent of Drinker Biddle & Reath LLP (included as part of Exhibit 5 hereto).

23.2	Consent of McGladrey LLP.

24	Power of Attorney (included as part of the signature page hereto).